Exhibit 8.1
July 6, 2007
Hanover Compressor Company
12001 N. Houston Rosslyn
Houston, Texas 77086
Ladies and Gentlemen:
     We have acted as counsel to you in connection with (i) the mergers (the “Mergers”) contemplated by the Merger Agreement, dated as of February 5, 2007 (the “Merger Agreement”), by and among Hanover Compressor Company, a Delaware corporation (“Hanover”), Universal Compression Holdings, Inc., a Delaware corporation (“Universal”), Exterran Holdings, Inc., a Delaware corporation (formerly known as Iliad Holdings, Inc.) (“Holdco”), Hector Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Hanover Merger Sub”), and Ulysses Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco, and (ii) the registration statement relating to the Merger on Form S-4, as amended (File no. 333-141695) (the “Registration Statement”).1 In connection therewith, you have requested our opinion as to certain federal income tax matters relating to the Mergers.
     In rendering our opinion, we have examined the Merger Agreement and the Registration Statement. In addition, we have assumed that (i) the representations, statements and facts concerning the Mergers set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement are accurate and complete and will be accurate and complete as of the closing date of the Mergers (as if made as of such time), (ii) the Mergers will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, and (iii) the representations made by Hanover, Universal and Holdco in the letters dated July 6, 2007 are accurate and complete and will be accurate and complete as of the closing date of the Mergers (as if made as of such time). Our opinion is expressly conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, statements, representations and assumptions referred to above.
     Based on the foregoing, under currently applicable U.S. federal income tax law (i) no gain or loss will be recognized by a holder of Hanover Common Stock upon the transfer of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the

[1]	Capitalized terms not defined herein have the meaning assigned to such terms in the Merger Agreement.

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July 6, 2007 Page 2
Hanover Merger, except for gain that is recognized with respect to cash received in lieu of a fractional share of Holdco Common Stock, and (ii) no gain or loss will be recognized by Hanover, Universal or Holdco as a result of the Mergers. In addition, unless otherwise noted in such discussion, the description of the law and the legal conclusions set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement relating to the consequences of the Hanover Merger to Hanover and its shareholders constitutes our opinion as to the material federal income tax consequences of the Hanover Merger to Hanover and its shareholders.
     Our opinion is limited to the identified matters of federal income tax law set out herein, and is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service. In addition, our opinion represents only our best legal judgment on the legal matters presented and is not binding on the Internal Revenue Service or a court. We note that our opinion speaks as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in law or fact occurring after that date.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ VINSON & ELKINS LLP